Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated October 27, 2011 on the financial highlights of Dividend Plus+ Income Fund, a series of shares of beneficial interest in the Forum Funds. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 28, 2011